Exhibit 4.230

FEDERAL SERVICE FOR SUPERVISION IN THE SPHERE OF COMMUNICATIONS,
INFORMATION TECHNOLOGY AND MASS MEDIA

LICENSE

No. 137355 dated June 18, 2013

For Rendering

Telecommunications Services for Cable Broadcasting

This license is granted to

Public Joint Stock Company

Moscow City Telephone Network

Primary State Registration Number
of a Legal Entity (Individual Entrepreneur)
(OGRN, OGRNIP)

1027739285265

Taxpayer Identification
Number (INN)

7710016640

Location address (place of residence):

25 Bolshaya Ordynka Str., bldg. 1, 119017 Moscow, Russia

The territory covered by telecommunications services is specified in the Appendix.

This license is granted for a term:

until June 18, 2018

This license is granted by decision of
the licensing body — Order dated November 20, 2015 No. 736-рчс

Appendix being an integral part of this license is executed on
2 sheets

Deputy Head	Signature O. A. Ivanov

Stamp

L.S.

CN 074176

Appendix to the license No. 137355**

License Requirements

1.                Public Joint Stock Company Moscow City Telephone Network (licensee) shall observe the term of this license.

Abbreviated name:

MGTS PJSC

OGRN [PRIMARY STATE REGISTRATION NUMBER] 1027739285265

INN (TIN) 7710016640

Location address:

25 Bolshaya Ordynka Str., bldg. 1, 119017 Moscow, Russia

2.                The licensee shall commence provision of telecommunications services under this license on or before June 18, 2015.

3.                The licensee shall provide telecommunications services under this license only within the territory of the Moscow Region.

4.                Under this license the licensee shall provide a subscriber* with:

a)               access to the licensee’s telecommunications network, including with the use of elements of telecommunications networks of other operators having the appropriate licenses;

b)               distribution (delivery) of signals from television broadcasting programs and/or cable broadcasting to the user (terminal) equipment, including connection to the licensee’s virtual mobile radio telephone communication network;

c)                the subscriber line for permanent use;

d)               transmission of warning signals and emergency information on hazards arising in case of a threat of occurrence or occurrence of emergencies of natural and anthropogenic nature, as well as during military actions or as a result of these actions, on the rules of public conduct and the need for protection measures.

5.                The licensee shall provide telecommunications services in accordance with the rules of telecommunications services, as approved by the Government of the Russian Federation.

6.                When providing telecommunications services, the licensee shall observe the telecommunications network connection and interoperability rules, as approved by the Government of the Russian Federation, in case of connection of the licensee’s cable communication network to the public telecommunications network, connection to the licensee’s cable communication network of other telecommunications networks.

7.                When providing services under this license, the licensee shall fulfill the conditions established in the allocation of radio-frequency bandwidths and assignment of a radio frequency or radio frequency channel.

8.                The licensee’s cable television network shall be used subject to the compliance with the standards for interference immunity and rejection of interference from radio electronic facilities operating in accordance with the Radio-Frequency Bandwidth Allocation Table for the Services in the Russian Federation in the Frequency Bandwidth from 3 kHz to 400 GHz.

9.                The licensee shall have an appropriate telecommunications network management system meeting the regulatory requirements to telecommunications network management systems established by the federal executive authority responsible for telecommunications.

10.             Telecommunications services may be provided under this license only in the presence of a license (licenses) for broadcasting and/or an agreement (agreements) with the broadcasting licensee, except for the case specified in Clause 11 of these requirements.

11.             The licensee shall broadcast mandatory public television channels and/or radio channels in its telecommunications networks at its own expense and without any changes (without conclusion of agreements with broadcasters of mandatory public television channels and/or radio channels and without charging them for transmission of mandatory public television channels and/or radio channels, as well as without charging subscribers of the operator for the right to view and/or listen to mandatory public television channels and/or radio channels).

12.             The sequence of positions of all-Russian mandatory public television channels and/or radio channels shall be determined by the President of the Russian Federation (1 - 10 positions for television channels and 1 - 3 positions for radio channels), and the sequence of positions of other mandatory public television channels shall be determined based on the results of a bidding process (auction, competitive tender) for the right to over-the-air digital terrestrial broadcasting using positions in multiplexes throughout the territory of the Russian Federation (11 - 20 positions for television channels).

13.             The licensee shall provide information on the basis for accrual of the mandatory deductions (non-tax payments) to the universal service fund in the manner and in the form established by the federal executive authority responsible for telecommunications.

* In addition to the services provided for by this license, other services technologically closely related to telecommunications services for cable broadcasting and intended for increase in their customer value may be provided, unless a separate license is required for this purpose.

** This license has been granted within renewal of the license No. 125853 dated June 18, 2013.

137355

Total numbered, bound and sealed

3 (three) sheet(s).

Head of the Licensing Department
in the field of telecommunications

S. Yu. Lavrenova

Stamp

144125